Exhibit r (iii)

CODE OF ETHICS

I.	INTRODUCTION

This Code of Ethics applies to all personnel of Private Advisors. Private Advisors is of the view that high ethical standards are essential for the success of Private Advisors’ business and to maintain the confidence of its Advisory Clients. Private Advisors is also of the view that its long-term business interests are best served by adherence to the principle that Advisory Clients' interests come first. Private Advisors has a fiduciary duty to its Advisory Clients, which requires its personnel to act for the benefit of Advisory Clients. Potential conflicts of interest may arise in connection with the personal trading activities of certain investment personnel of Private Advisors. In recognition of Private Advisors’ fiduciary obligations to its Advisory Clients and Private Advisors’ desire to maintain its high ethical standards, Private Advisors has adopted this Code of Ethics containing provisions designed to prevent improper personal trading by Access Persons, identify conflicts of interest and provide a means to resolve any actual or potential conflict in favor of the Advisory Client.

One goal is to allow Private Advisors’ Access Persons to engage in personal securities transactions while protecting the interests of its Advisory Clients, Private Advisors and its Access Persons from the conflicts that could result from a violation of the securities laws or from real or apparent conflicts of interests. While it is impossible to define all situations which might pose such a risk, this Code of Ethics is designed to address those circumstances where such risks are likely to arise.

Adherence to the Code of Ethics and the related restrictions on personal investing (as applicable to Access Persons) is considered a basic condition of employment for all personnel of Private Advisors. Furthermore, Access Persons (as applicable) are required to comply with applicable Federal Securities Laws. If there is any doubt as to the propriety of any activity, employees should consult with the Chief Compliance Officer, who may consult with Private Advisors’ compliance and consulting firm, HedgeOp. The Chief Compliance Officer and HedgeOp may rely upon the advice of legal counsel. To the extent that HedgeOp is consulted under this Code or provided with any information, HedgeOp will update the Chief Compliance Officer as soon as reasonably possible.

II.	DEFINITIONS

In this Code of Ethics only, unless the context otherwise requires, the following words shall have the following meanings:

A.	Beneficial Ownership includes ownership by any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect financial interest other than the receipt of an advisory fee.

B.	Personal Account means any account in which an Access Person has any Beneficial Ownership.

C.	Reportable Security means, for purposes of the reporting requirements, any financial instrument that is known as a security and as defined in detail in Section 202(a)(18) of the Advisers Act, EXCEPT that it does NOT include:

(1)	Direct obligations of the Government of the United States;

(2)	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

(3)	Shares issued by money market funds;

(4)	Shares issued by registered open-end funds; provided that such funds are NOT advised by Private Advisors or an affiliate and such fund’s adviser or principal underwriter is not controlled or under common control with Private Advisors;

(5)	Shares issued by unit investment trusts that are invested exclusively in one or more registered open-end funds; provided that such funds are NOT advised by Private Advisors or an affiliate and such fund’s adviser or principal underwriter is not controlled or under common control with Private Advisors.

D.	Securities means interests in privately placed investments funds or direct investment holdings of individual issuers, which are invested in by the Advisory Clients or evaluated for investment by Private Advisors on behalf of the Advisory Clients.

III.	APPLICABILITY OF CODE OF ETHICS

A.	Personal Accounts of Access Persons. This Code of Ethics applies to all Personal Accounts of all Access Persons. A Personal Account also includes an account maintained by or for:

(1)	Access Person's spouse (other than a legally separated or divorced spouse of the Access Person) and minor children;

(2)	Any individuals who live in the Access Person's household and over whose purchases, sales, or other trading activities the Access Person exercises control or investment discretion;

(3)	Any persons to whom the Access Person provides primary financial support, and either (i) whose financial affairs the Access Person controls, or (ii) for whom the Access Person provides discretionary advisory services;

(4)	Any trust or other arrangement which names the Access Person as a beneficiary or remainderman; and

(5)	Any partnership, corporation, or other entity of which the Access Person is a director, officer or partner or in which the Access Person has a 25% or greater beneficial interest, or in which the Access Person owns a controlling interest or exercises effective control.

Upon receipt of this Policy, each Access Person will be required to provide a comprehensive list of all Personal Accounts to the Chief Compliance Officer (see EXHIBIT 3).

B.	Access Person as Trustee. A Personal Account does not include any account for which an Access Person serves as trustee of a trust for the benefit of (i) a person to whom the Access Person does not provide primary financial support, or (ii) an independent third party.

(1)	Personal Accounts of Other Access Persons. A Personal Account of an Access Person that is managed by another Access Person is considered to be a Personal Account only of the Access Person who has a Beneficial Ownership in the Personal Account. The account is considered to be a client account with respect to the Access Person managing the Personal Account.

(2)	Solicitors/Consultants. Non-employee solicitors or consultants are not subject to this Code of Ethics unless the solicitor/consultant, as part of his duties on behalf of Private Advisors, (i) makes or participates in the making of investment recommendations for Private Advisors’ clients, or (ii) obtains information on recommended investments for Private Advisors’ Advisory Clients.

(3)	Client Accounts. A client account includes any account managed by Access Persons which is not a Personal Account.

IV.	RESTRICTIONS ON PERSONAL INVESTING ACTIVITIES

A.	General. It is the responsibility of each Access Person to ensure that a particular securities transaction, which includes Securities and in general any instrument commonly known as a security, being considered for his or her Personal Account is not subject to a restriction contained in this Code of Ethics or otherwise prohibited by any applicable laws. Personal securities transactions for Access Persons may be effected only in accordance with the provisions of this Section.

B.	Preclearance of Transactions in Personal Account Involving Investments in Limited Offerings (including Private Investment Funds) and/or Initial Public Offerings. An Access Person shall not acquire any Beneficial Ownership in any limited offering (which includes U.S. or offshore private investment funds), and shall not acquire securities through an initial public offering, unless the Chief Compliance Officer has given express prior written approval. The Chief Compliance Officer (who may consult with HedgeOp and/or outside legal counsel) will determine whether approval should be given. A request for preclearance must be made by completing the Preclearance Form in advance of the contemplated transaction. A Sample Preclearance Form is attached as EXHIBIT 6.

Any approval given under this paragraph will remain in effect for 45 days (or longer as approved by the Chief Compliance Officer).

C.	PA Restricted List. Access Persons are also prohibited from purchasing any security which is on Private Advisors’ current “PA Restricted List.” An updated copy of the PA Restricted List will be provided to Access Persons as needed, but at least on a quarterly basis.

D.	Other Restricted Securities. If any Access Person should acquire information about the plans of any manager of an underlying fund invested in by any of Private Advisors’ Advisory Clients, or any Advisory Client itself, to purchase or sell a particular security, then such Access Person may not effect a transaction in such security unless such Access Person receives the prior, written approval of the Chief Compliance Officer. To the extent that an Access Person notifies the Chief Compliance Officer that such Access Person has acquired information about the plans of a manager of an underlying fund invested in by any of Private Advisors’ Advisory Clients, or an Advisory Client itself, to purchase or sell a particular security, the Chief Compliance Officer will consult with legal counsel or HedgeOp, as needed, and make a determination as to whether or not the issuer is to be placed on the PA Restricted List (see Section IV.C above) for some appropriate period of time (i.e., 3 or 6 months based on the plans of the underlying manager or the Private Advisors investment team).

V.	REPORTING REQUIREMENTS

A.	All Access Persons are required to submit to the Chief Compliance Officer the following reports:

(1)	Initial Holdings Report: Subject to the applicable provisions of Section VI. below, Access Persons are required to provide the Chief Compliance Officer with an Initial Holdings Report within 10 days of the date that such person became an Access Person that meets the following requirements:

(a)	Must disclose all of the Access Person’s current securities holdings with the following content for each reportable security in which the Access Person has any direct or indirect beneficial ownership (See Section II of this Code of Ethics):

(i)	title and type of reportable security;

(ii)	ticker symbol or CUSIP number (as applicable);

(iii)	number of shares;

(iv)	principal amount of each reportable security.

(b)	Must disclose the name of any broker, dealer or bank with which the Access Person maintains a Personal Account.

(c)	Information contained in Initial Holding Reports must be current as of a date no more than 45 days prior to the date of submission.

(d)	The date upon which the report was submitted.

(e)	Access Persons should use the form of Initial Holdings Report contained in Exhibit 3 to this Code of Ethics.

(2)	Annual Holdings Report: Subject to the applicable provisions of Section VI. below, Access Persons must also provide Annual Holdings Reports of all current reportable securities holdings at least once during each 12-month period (“Annual Holdings Certification Date”). For purposes of this Code, the Annual Holdings Certification Date is December 31. From a content perspective, such Annual Holdings Reports must comply with the requirements of Section V.A.(1)(a), (b) and (c) above. Access Persons should use the form of Annual Holdings Report contained in Exhibit 4.

(3)	Quarterly Transaction Reports: Subject to the applicable provisions of Section VI. below, Access Persons must also provide quarterly securities transaction reports for each transaction in a reportable security that the Access Person has any direct or indirect beneficial ownership (See Section II of this Code of Ethics). Practically speaking, Access Persons must identify all of their accounts (excluding bank accounts) and disclose transactions in reportable securities that take place in those accounts. Such quarterly transaction reports must meet the following requirements:

(a)	Content Requirements – Quarterly transaction report must include:

(i)	date of transaction;

(ii)	title of reportable security;

(iii)	ticker symbol or CUSIP number of reportable security (as applicable);

(iv)	interest rate or maturity rate (if applicable);

(v)	number of shares;

(vi)	principal amount of reportable security;

(vii)	nature of transaction (i.e., purchase or sale);

(viii)	price of reportable security at which the transaction was effected;

(ix)	the name of broker, dealer or bank through which the transaction was effected;

(x)	the date upon which the Access Person submitted the report.

(b)	Timing Requirements – Access Persons must submit a quarterly transaction report no later than 30 days after the end of each quarter.

(c)	The most efficient way for Access Persons to report transactions is to have the Chief Compliance Officer and HedgeOp copied on all monthly/quarterly statements. Alternatively, Access Persons may use the form of quarterly transaction report provided in Exhibit 5 to this Code of Ethics.

VI.	EXCEPTIONS FROM REPORTING REQUIREMENTS/ ALTERNATIVE TO QUARTERLY TRANSACTION REPORTS

This Section sets forth exceptions from the requirements of Section V. of this Code. All other requirements will continue to apply to any holding or transactions exempted from reporting pursuant to this Section. Accordingly, the following transactions will be exempt only from the reporting requirements of Section V:

A.	No Initial, Annual or Quarterly Transaction is required to be filed by an Access Person with respect to securities held in any Personal Account over which the Access Person has (or had) no direct or indirect influence or control;

B.	Quarterly Transaction Reports are not required to be submitted with respect to any transactions effected pursuant to an automatic investment plan (although holdings need to be included on Initial and Annual Holdings Reports);

C.	Quarterly Transaction Reports are not required if the report would duplicate information contained in broker trade confirm or account statements that Access Person has already provided to the Chief Compliance Officer; provided, that such broker trade confirm or account statements are provided to the Chief Compliance Officer within 30 days of the end of the applicable calendar quarter. This paragraph has no effect on an Access Person’s responsibility related to the submission of Initial and Annual Holdings Reports.

(1)	Access Persons that would like to avail themselves of this exemption should:

(a)	Ensure that the content of such broker confirms or account statements for any Personal Account meet the content required for Quarterly Transaction Review Reports set forth in Section V.A.3 above; and

(b)	Inform the Chief Compliance Officer that you would like to avail yourself of this compliance option and provide the Chief Compliance Officer with the following for each of your Personal Accounts:

(i)	name of institution;

(ii)	address of institution;

(iii)	name of contact at institution;

(iv)	identification numbers for personal accounts held at institution;

(v)	name of personal accounts held at institution.

The Access Person and Chief Compliance Officer will then work together to send the form of letter attached to this Code of Ethics as Exhibit 7 to the institutions in question.

VII.	PROTECTION OF MATERIAL NON-PUBLIC INFORMATION ABOUT SECURITIES/INVESTMENT RECOMMENDATIONS

In addition to other provisions of this Code of Ethics and Private Advisors’ Compliance Manual (including Section XVIII of the Compliance Manual and the Insider Trading Procedures in Exhibit 1 to this Appendix D), Access Persons should note that Private Advisors has a duty to safeguard material, non-public information about securities/investment recommendations provided to (or made on behalf of) Advisory Clients. As such, Access Persons generally should not share such information outside of Private Advisors. Notwithstanding the foregoing, Access Persons and Private Advisors may provide such information to persons or entities providing services to Private Advisors, Advisory Client or the Funds where such information is required to effectively provide the services in question. Examples of such are:

▪	brokers;
▪	accountants or accounting support service firms;
▪	custodians;
▪	transfer agents;
▪	bankers; and
▪	lawyers

If there are any questions about the sharing of material, non-public information about securities/investment recommendations made by Private Advisors, please see the Chief Compliance Officer.

VIII.	REVIEW

Monthly/quarterly brokerage statements will be reviewed by HedgeOp (on behalf of the Chief Compliance Officer). As part of the general review, brokerage statements will be compared to Private Advisors’ Restricted List and also reviewed for any evidence of participation in initial public offerings of securities and limited offerings. The reviewers will evidence their review by initialing the monthly brokerage statements. Any violation of the Code of Ethics discovered by a reviewer must be reported promptly to the Chief Compliance Officer. The Chief Compliance Officer will report any violations to executive management. It should be noted that, because of a lack of transparency, the reviewers will be unable to check an Access Person’s existing holdings against the portfolio holdings of each underlying fund invested in by any of Private Advisors’ Advisory Clients. As such, Private Advisors must rely on Access Persons to preclear and/or disclose personal investment in any security where an Access Person has information about the plans of a manager of an underlying fund (invested in by any of Private Advisors’ Advisory Clients) to purchase or sell that same security.

IX.	RECORDKEEPING

The Chief Compliance Officer shall keep in an easily accessible place for at least five years copies of all brokerage statements and periodic statements of Access Persons, copies of all preclearance forms, acknowledgments, quarterly attestations and other memoranda relating to the administration of this Code of Ethics. HedgeOp will assist the Chief Compliance Officer in complying with this Section IX.

X.	OVERSIGHT OF CODE OF ETHICS

A.	Acknowledgment. All employees are required annually to sign and acknowledge their familiarity with the provisions of this Code of Ethics (and related Insider Trading Policy) by signing the form of acknowledgment attached as EXHIBIT 9. In addition, any situation which may involve a conflict of interest or other possible violation of this Code of Ethics must be promptly reported to the Chief Compliance Officer who must report to the executive management of Private Advisors.

B.	Sanctions. The executive management of Private Advisors, with advice of outside legal counsel, at its discretion, shall consider reports made to management and upon determining that a violation of this Code of Ethics has occurred, may impose such sanctions or remedial action as management deems appropriate or to the extent required by law (as advised by outside legal counsel). These sanctions may include, among other things, disgorgement of profits, suspension or termination of employment with Private Advisors, or criminal or civil penalties.

C.	Authority to Exempt Transactions. The Chief Compliance Officer has the authority to exempt any Access Person or any personal securities transaction of an Access Person from any or all of the provisions of this Code of Ethics if the Chief Compliance Officer determines that such exemption would not be against the interests of any Advisory Client. The Chief Compliance Officer shall prepare and file a written memorandum of any exemption granted, describing the circumstances and reasons for the exemption.

XI.	CONFIDENTIALITY

All reports of securities transactions and any other information filed pursuant to this Code of Ethics shall be treated as confidential to the extent permitted by law.

EXHIBIT 1

INSIDER TRADING PROCEDURES

I.	POLICY STATEMENT ON INSIDER TRADING

A.	General

The U.S. Insider Trading and Securities Fraud Enforcement Act of 1988 (the “1988 Act”) imposes a requirement on investment advisers to establish and enforce written policies and procedures reasonably designed to prevent misuse of material, non-public information. Although the 1988 Act itself does not define “insider trading,” the U.S. Congress has previously characterized it as the purchase or sale of securities (which include debt instruments and put and call options) while in possession of information which is material and non-public, i.e. not available to the general public (“Insider Information”). The provisions of the 1988 Act apply both to trading while in possession of such information and to communicating such information to others who might trade on it improperly.

Private Advisors has adopted the policies and procedures set out in this document to ensure that any such information, which may be acquired, is not misused. All personnel must follow these policies and procedures at all times or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties.

B.	Policy Statement on Insider Trading

Private Advisors forbids any employee from trading, either personally or on behalf of others, including Advisory Clients, on material non-public information or communicating material non-public information to others in violation of the law. This conduct is frequently referred to as “insider trading.” Private Advisors’ policy applies to every employee and extends to activities within and outside their duties at Private Advisors’ principal office. Every employee must read and retain this policy statement. Any questions regarding Private Advisors’ policy and procedures should be referred to the Chief Compliance Officer (or HedgeOp on behalf of the Chief Compliance Officer). HedgeOp will ensure that all such inquiries are brought to the immediate attention of the Chief Compliance Officer.

The term “insider trading” is not defined in the federal securities laws, but generally is used to refer to the use of material non-public information to trade in securities (whether or not one is an “insider”) or to communications of material non-public information to others.

While the law concerning insider trading is not static, it is generally understood that the law prohibits:

•	trading by an insider, while in possession of material non-public information; or

•	trading by a non-insider, while in possession of material non-public information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated; or

•	communicating material non-public information to others.

The elements of insider trading and the penalties for such unlawful conduct are discussed below.

(1)	Who is an Insider?

The concept of “insider” is broad. It includes officers, directors and employees of a company. In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purposes. A temporary insider can include, among others, a company’s attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. In addition, Private Advisors may become a temporary insider of a company it advises or for which it performs other services. According to the Supreme Court, the company must expect the outsider to keep the disclosed non-public information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider.

(2)	What is Material Information?

Trading on insider information is not a basis for liability unless the information is material. “Material information” generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities. Information that Access Persons should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

Material information does not have to relate to a company’s business. For example, in Carpenter v. U.S., 18 U.S. 316 (1987), the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a Wall Street Journal reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in the Journal and whether those reports would be favorable or not.

(3)	What is Non-public Information?

Information is non-public until it has been effectively communicated to the market place. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, the Wall Street Journal or other publications of general circulation would be considered public.

(4)	Penalties for Insider Trading

Any violation of this policy statement can be expected to result in serious sanctions by Private Advisors, including dismissal of the persons involved.

Penalties for trading on or communicating material non-public information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include:

(a)	civil injunctions;

(b)	treble damages;

(c)	disgorgement of profits;

(d)	jail sentences;

(e)	fines for the person who committed the violation of up to three times the profit gain or loss avoided, whether or not the person actually benefited; and

(f)	fines for the employer or other controlling person of up to the greater of $100,000 or three times the amount of the profit gained or loss avoided.

II.	PROCEDURES TO IMPLEMENT THE MANAGER’S INVESTMENT ADVISER’S POLICY

A.	Procedures to Implement Private Advisors’ Investment Adviser’s Policy Against Insider Trading

The following procedures have been established to aid Access Persons in avoiding insider trading, and to aid Private Advisors in preventing, detecting and imposing sanctions against insider trading. Every Access Person must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties. If you have any questions about these procedures, you should consult the Chief Compliance Officer or HedgeOp. Only employees who are Access Persons are subject to these procedures.

B.	Identifying Insider Information

Before engaging in personal trading and trading for Advisory Clients, in the securities of a company about which there may be potential insider information, the following questions should be asked:

(1)	Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the securities if generally disclosed?

(2)	Is the information non-public? To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in Reuters, the Wall Street Journal or other publications of general circulation?

If after consideration of the above, there is a possibility that the information could be material and non-public, or if there are questions as to whether the information is material and non-public, the following steps should be taken:

(a)	The matter should be reported immediately to the Chief Compliance Officer.

(b)	The securities should not be purchased personally or on behalf of an Advisory Client.

(c)	The information should not be communicated inside or outside Private Advisors, other than to the Chief Compliance Officer.

(d)	After the Chief Compliance Officer has reviewed the issue with HedgeOp or consulted with counsel (as appropriate), the prohibitions against trading and communication shall be continued, or trading and communication of the information shall be permitted.

To the extent that an Access Person notifies the Chief Compliance Officer that such Access Person has acquired material, non-public information, the Chief Compliance Officer will consult with legal counsel or HedgeOp, as needed, and make a determination as to whether or not the issuer is to be placed on the PA Restricted List (see Section IV.C of the Code of Ethics above) for some appropriate period of time.

C.	Personal Securities Trading

As noted above in the Code of Ethics, all Access Persons of Private Advisors are subject to significant reporting and preclearance requirements, as well as significant restrictions, related to their personal securities transactions.

(1)	Restricting Access to Material Non-public Information

If an Access Person is in possession of information that they have identified as material and non-public such information may not be communicated to anyone, including persons within Private Advisors, except as provided herein. In addition, care should be taken so that such information is secure. For example, files containing material non-public information should be sealed; access to computer files containing material non-public information should be restricted.

(2)	Resolving Issues Concerning Insider Trading

If after consideration of the items set forth in paragraph 1, doubt remains as to whether information is material or non-public, or if there is any unresolved question as to the applicability or interpretation of the foregoing procedures, or as to the propriety of any action, it must be discussed with the Chief Compliance Officer (who may consult with HedgeOp and/or legal counsel) before trading or communicating the information to anyone.

D.	Inside Information in General & Checklist

(1)	What is Inside Information?

❑	Is the information material? There is no simple definition. Information is material if "there is a substantial likelihood that a reasonable shareholder would consider it important" in making an investment decision OR information that is reasonably certain to have a substantial effect on the price of a company’s securities.
❑	Is the information non-public? Information is nonpublic if it has not been disseminated in a manner making it available to investors generally. As a rule of thumb, information is non-public until it has been effectively communicated to the market place as a whole (i.e., SEC filings, WSJ, publications of general circulation).
❑	While it is not possible to create an exhaustive list, the following items are some types of information or events that should be reviewed carefully to determine whether they are material[1]:
•	Earnings information;
•	Mergers, acquisitions, tender offers, joint ventures, or changes in assets;
•	New products or discoveries, or developments regarding customers or suppliers (e.g., the acquisition or loss of a contract);
•	Changes in control or in management;
•	Change in auditors or auditor notification that the issuer may no longer rely on an auditor's audit report;
•	Significant litigation;

[1]	By including this list, we do not mean to imply that each of these items is per se material. The information and events on this list still require determinations as to their materiality (although some determinations will be reached more easily than others). For example, some new products or contracts may clearly be material to an issuer; yet that does not mean that all product developments or contracts will be material.

•	Events regarding the issuer's securities -- e.g., defaults on senior securities, calls of securities for redemption, repurchase plans, stock splits or changes in dividends, changes to the rights of security holders, public or private sales of additional securities; and
•	Bankruptcies or receiverships.

(2)	Recommended Checklist

❑	Ensure all Service Provider Agreements contain “Insider Trading Prohibition” Disclosure.

❑	Before engaging in discussions about the subject issuer remind consultant that Private Advisors has strict insider trading policies and guidelines and should in no way be a recipient of actual or potential non-public, inside information.

❑	Did/Does the consultant work at the subject issuer? If former employer, how long ago?
▪	Note: If consultant currently works at subject issuer or has ceased employment less than a year ago, use caution.

❑	When initiating conversations with consultant, inquire whether: (i) consultant is permitted by current employer to provide such consulting services; (ii) the firm has its own insider trading policies and procedures and (iii) such policies and procedures must be agreed to in writing.
▪	Note: It is good to document in your files that these questions were asked.
▪	Note: If the responses are problematic, Private Advisors employee should not proceed with a conversation with such consultant and report such conversation to Chief Compliance Officer.

❑	In the event that someone feels they have received such “Non-Public, Insider Information,” they should NOT trade in the issuer (either personally or on behalf of others, including the Private Advisors Advisory Clients).

❑	Discuss facts with Chief Compliance Officer (who may seek advice of outside legal counsel and/or HedgeOp) if you have any questions or doubt.

❑	Employees are restricted from trading on inside information on behalf of Private Advisors’ Advisory Clients, including their Personal Accounts.

❑	Any documents, notes, files (either hardcopy of electronic) which contain the non-public, inside information should be securely kept and shared only with those persons who need to know such information for compliance purposes (e.g., Jimmy Shannon, HedgeOp, etc.).
▪	Note Private Advisors’ employees should actively limit the sharing of such non-public, inside information.

EXHIBIT 2

PRIVATE ADVISORS, LLC

INVESTMENT PERSONNEL (“ACCESS PERSONS”)

as of October 2011

Private Advisors has made the decision to treat each and every employee of Private Advisors, LLC as an Access Person. Due to periodic employee turnover and name changes, the list of Access Persons is not maintained here in the Compliance Manual. Please contact the Chief Compliance Officer if you need a complete list of Private Advisors’ Access Persons as of a certain date.

EXHIBIT 3

INITIAL HOLDINGS REPORT

FOR

ACCESS PERSONS

Name of Access Person:

Date of Submission of Report:

DISCLOSURE OF PERSONAL ACCOUNTS

The following sets forth all of my Personal Accounts2.

Record Owner(s) of Account:	Name of Brokerage House or Other Institution:	Account Number:

Attach additional pages to this form if necessary.

OR

                              I do not maintain any Personal Accounts.

[2]	A Personal Account also includes an account maintained by or for:
(1)	Access Person's spouse (other than a legally separated or divorced spouse of the Access Person) and minor children;
(2)	Any individuals who live in the Access Person's household and over whose purchases, sales, or other trading activities the Access Person exercises control or investment discretion;
(3)	Any persons to whom the Access Person provides primary financial support, and either (i) whose financial affairs the Access Person controls, or (ii) for whom the Access Person provides discretionary advisory services;
(4)	Any trust or other arrangement which names the Access Person as a beneficiary or remainderman; and
(5)	Any partnership, corporation, or other entity of which the Access Person is a director, officer or partner or in which the Access Person has a 25% or greater beneficial interest, or in which the Access Person owns a controlling interest or exercises effective control

DISCLOSURE OF REPORTABLE SECURITIES

The following sets forth all of my holdings in Reportable Securities3.

Title and Type of Security	Tracker Symbol or CUSIP Number (As Applicable)	Number of Shares Held	Principal Amounts of Shares	Broker/Dealer Or Bank Where Securities Are Held

Attach additional pages to this form if necessary

OR

No holdings in Reportable Securities

OR

Attached to this Initial Holdings Report are most-recent statements for each Personal Account that holds Reportable Securities.

The undersigned Access Person certifies that all information contained in this report is true and correct as of                                                                               (which must be a date within 45 days of the date that this report was submitted).

Name of Access Person: Signature of Access Person: Date:

Compliance Review Signature:

Compliance Review Name:

[3]	“Reportable Security” means, for purposes of the reporting requirements, any financial instrument that is known as a security and as defined in detail in Section 202(a)(18) of the Advisers Act, EXCEPT that it does NOT include:

(1)	Direct obligations of the Government of the United States;
(2)	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;
(3)	Shares issued by money market funds;
(4)	Shares issued by registered open-end funds; provided that such funds are NOT advised by Private Advisors or an affiliate and such fund’s adviser or principal underwriter is not controlled or under common control with Private Advisors;
(5)	Shares issued by unit investment trusts that are invested exclusively in one or more registered open-end funds; provided that such funds are NOT advised by Private Advisors or an affiliate and such fund’s adviser or principal underwriter is not controlled or under common control with Private Advisors.

EXHIBIT 4

ANNUAL HOLDINGS REPORT

FOR

ACCESS PERSONS

Name of Access Person:

Date of Submission of Report:

DISCLOSURE OF PERSONAL ACCOUNTS

The following sets forth all of my Personal Accounts4.

Record Owner(s) of Account:	Name of Brokerage House or Other Institution:	Account Number:

Attach additional pages to this form if necessary.

OR

                              I do not maintain any Personal Accounts.

[4]	A Personal Account also includes an account maintained by or for:
(1)	Access Person's spouse (other than a legally separated or divorced spouse of the Access Person) and minor children;
(2)	Any individuals who live in the Access Person's household and over whose purchases, sales, or other trading activities the Access Person exercises control or investment discretion;
(3)	Any persons to whom the Access Person provides primary financial support, and either (i) whose financial affairs the Access Person controls, or (ii) for whom the Access Person provides discretionary advisory services;
(4)	Any trust or other arrangement which names the Access Person as a beneficiary or remainderman; and
(5)	Any partnership, corporation, or other entity of which the Access Person is a director, officer or partner or in which the Access Person has a 25% or greater beneficial interest, or in which the Access Person owns a controlling interest or exercises effective control

DISCLOSURE OF REPORTABLE SECURITIES

The following sets forth all of my holdings in Reportable Securities5.

Title and Type of Security	Tracker Symbol or CUSIP Number (As Applicable)	Number of Shares Held	Principal Amounts of Shares	Broker/Dealer Or Bank Where Securities Are Held

Attach additional pages to this form if necessary

OR

No holdings in Reportable Securities

OR

Attached to this Annual Holdings Report are most-recent statements for each Personal Account that holds Reportable Securities.

The undersigned Access Person certifies that all information contained in this report is true and correct as of                                                                               (which must be a date within 45 days of the date that this report was submitted).

Name of Access Person: Signature of Access Person: Date:

Compliance Review Signature:

Compliance Review Name:

[5]	“Reportable Security” means, for purposes of the reporting requirements, any financial instrument that is known as a security and as defined in detail in Section 202(a)(18) of the Advisers Act, EXCEPT that it does NOT include:
(1)	Direct obligations of the Government of the United States;
(2)	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;
(3)	Shares issued by money market funds;
(4)	Shares issued by registered open-end funds; provided that such funds are NOT advised by Private Advisors or an affiliate and such fund’s adviser or principal underwriter is not controlled or under common control with Private Advisors;
(5)	Shares issued by unit investment trusts that are invested exclusively in one or more registered open-end funds; provided that such funds are NOT advised by Private Advisors or an affiliate and such fund’s adviser or principal underwriter is not controlled or under common control with Private Advisors.

EXHIBIT 5

QUARTERLY TRANSACTION REPORT

FOR ACCESS PERSONS

Name of Access Person:

Date of Submission of Transaction Report:

The following sets forth all of the transaction in Reportable Securities6 made in my Personal Accounts for the quarter ending on                                  .

Title and Type of Security	Tracker Symbol or CUSIP Number (As Applicable)	Number of Shares Held	Principal Amounts of Shares	Broker/Dealer or Bank Where Securities Are Held

The undersigned Access Person certifies that all information contained in this report is true and correct.

Name of Access Person: Signature: Date:

Compliance Review Signature:

Compliance Review Name:

[6]	“Reportable Security” means, for purposes of the reporting requirements, any financial instrument that is known as a security and as defined in detail in Section 202(a)(18) of the Advisers Act, EXCEPT that it does NOT include:
(1)	Direct obligations of the Government of the United States;
(2)	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;
(3)	Shares issued by money market funds;
(4)	Shares issued by registered open-end funds; provided that such funds are NOT advised by Private Advisors or an affiliate and such fund’s adviser or principal underwriter is not controlled or under common control with Private Advisors;
(5)	Shares issued by unit investment trusts that are invested exclusively in one or more registered open-end funds; provided that such funds are NOT advised by Private Advisors or an affiliate and such fund’s adviser or principal underwriter is not controlled or under common control with Private Advisors.

EXHIBIT 6

PRE-CLEARANCE FORM FOR TRANSACTIONS
IN PERSONAL ACCOUNTS OF ACCESS PERSONS

Access Persons must complete this Pre-Clearance Form prior to engaging in certain personal transactions involving private placements and investment opportunities of limited availability as set forth in Private Advisors’ Code of Ethics.

Access Persons should complete Sections (1)-(7), below and submit this pre-clearance form to the Chief Compliance Officer. Section (8) will be completed by the Chief Compliance Officer.

(1)	Reason for Pre-Clearance Request

The Access Person is submitting this pre-clearance request because proposed investment is: (check all that apply – more than one may apply):

_____	Proposed investment is an IPO

_____	Proposed investment is a limited offering (i.e., private placement, restricted stock, hedge fund, etc.)

_____	Proposed investment is within investment parameters/strategies of an Advisory Client.

(2)	Investment and Transaction Information for Hedge Fund Investments

Date of Transaction: ______________________

Name of Private Investment Entity: ___________________________

Jurisdiction: ______________________

Transaction:

Initial Purchase           ______________

Additional Purchase  ______________

Redemption/Withdrawal   ___________

Amount of Transactions: USD$ ______________(or number of shares, units, interests, etc.)

(3)	Investment Information for Non-Hedge Fund Investments

Investment Type (please circle):

Cmn _____ Pfd _____ Debt (indicate issue) _____ Derivative (indicate type) _______   ______ Private/Restricted

Issuer: ________________________

(4)	Transaction Information for Non-Hedge Fund Investments

Transaction Type (please circle):                                Buy                    Sell

Estimated Trade Date: _______________

Quantity: _________________________

Estimated Price: ____________________

Broker/Dealer (if any): _____________________

(5)	Conflict of Interest Information

Access Persons should provide any factors that they believe may be relevant to a conflict of interest analysis (if any):

(6)	Evaluation of Advisory Client Conflicts

The investment is not currently held by or under consideration for purchase or disposition by any Fund.

Initials of Access Person________                   Date____________

If the above listed investment is not currently held by or under consideration for any Fund and the investment is of limited availability, indicate the primary reason(s) why you believe it is not an appropriate investment for such Funds.

___	Investment is too risky
___	Fund is already exposed to industry
___	Investment by the Fund would cause it to exceed its investment policies
___	Insufficient available or unfavorable information about the issuer or investment fund
___	Investment is outside of the Fund's permitted policies (e.g., not a private investment fund)
___	Other: __________________________________

Initials of Access Person________                   Date____________

(7)	Representation and Signature

By executing this form, I represent that my trading in this investment is not based on any material non-public information. I understand that pre-clearance will only be in effect for 45 days from the date of the Chief Compliance Officer's signature.

Access Person’s Name (please print)

Access Person’s Signature	Date

(8)	Disposition of Pre-Clearance Request

Approved  _______

Denied       _______

Chief Compliance Officer	Date

EXHIBIT 7

SAMPLE ‘INTERESTED PARTY” LETTER TO FINANCIAL
INSTITUTIONS WHERE A
PRIVATE ADVISORS ACCESS PERSON

MAINTAINS A PERSONAL ACCOUNT

[DATE]

[NAME & ADDRESS OF FINANCIAL INSTITUTION]:

RE: Association with Private Advisors, LLC

Ladies and Gentlemen:

I am an investment professional of Private Advisors, LLC. Furthermore, I maintain a financial interest in, or discretionary authority over, the following accounts in your firm:

Account Number:

Record Owner of Account:

By signing below, I hereby request that you transmit monthly statements on behalf of such account to both:

Private Advisors, LLC

Attention: Chief Compliance Officer

1800 Bayberry Court, Suite 300

Richmond, VA 23226-3771

AND

HedgeOp Compliance, LLC

Attention: Patrick F. Shea

3 Park Avenue, 14th Floor

New York, NY 10016

Please confirm to me that you have taken steps to comply with this instruction.

Sincerely,

___________________________________

Signature of Access Person

___________________________________

Print Name of Access Person

EXHIBIT 8

Statement of Transactions in reportable securities7

From ______ __, 201_ to _______ __. 201_:

☐	I had no transactions in “Reportable Securities” for the above-specified period.

OR

☐	I did have transactions in “Reportable Securities” for the above-specified period but hereby confirm that: (i) the Chief Compliance Officer and HedgeOp are presently copied on all monthly/quarterly statements and trade confirmations generated for all of my accounts that hold “Reportable Securities”; and (ii) as applicable, I submitted a pre-clearance request to the Chief Compliance Officer prior to acquiring any securities through an initial public offering, or acquiring beneficial ownership in a limited offering (which includes the PA funds as well as any other U.S. or offshore private investment funds).

_____________________________________

Signature

_____________________________________

Name

_____________________________________

Date

[7]	Reportable Security means, for purposes of the reporting requirements, any financial instrument that is known as a security and as defined in detail in Section 202(a)(18) of the Advisers Act, EXCEPT that it does NOT include:
(1)	Direct obligations of the Government of the United States;
(2)	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;
(3)	Shares issued by money market funds;
(4)	Shares issued by registered open-end funds; provided that such funds are NOT advised by Private Advisors or an affiliate and such fund’s adviser or principal underwriter is not controlled or under common control with Private Advisors;
(5)	Shares issued by unit investment trusts that are invested exclusively in one or more registered open-end funds; provided that such funds are NOT advised by Private Advisors or an affiliate and such fund’s adviser or principal underwriter is not controlled or under common control with Private Advisors.

EXHIBIT 9

CODE OF ETHICS AND INSIDER TRADING

ACKNOWLEDGEMENT FOR PRIVATE ADVISORS PERSONNEL

I hereby acknowledge receipt of the Private Advisors, LLC Code of Ethics and Insider Trading Policy and certify that I have read and understand it and agree to abide by it. I hereby represent that all my personal securities transactions will be effected in compliance with the Code.

☐	I am an Access Person and I confirm that either: (i) I have instructed all brokerage firms where I maintain an account to supply duplicate copies of my monthly brokerage account statements to the Chief Compliance Officer and HedgeOp Compliance, LLC; or, (ii) where applicable, I will provide the Chief Compliance Officer or HedgeOp Compliance, LLC with a written attestation, on a quarterly basis, during any quarter during which I have not conducted any personal transactions.

Date:_________________
(Signature)

(Print Name)

Compliance Receipt: Date: